Exhibit 21.1

LIST OF SUBSIDIARIES

AS OF JUNE 1, 2020

Entity Name	Jurisdiction of Organization
BlackB Sprl	Belgium
Camelot Finance S.A.	Luxembourg
Camelot Holdings (Jersey) Limited	Jersey
Camelot UK Bidco Limited	United Kingdom
Camelot UK Holdco Limited	United Kingdom
Camelot UK Top Holdco Limited	United Kingdom
Camelot U.S. Acquisition 1 Co.	Delaware
Camelot U.S. Acquisition 2 Co.	Delaware
Camelot U.S. Acquisition 4 Co.	Delaware
Camelot U.S. Acquisition 5 Co.	Delaware
Camelot U.S. Acquisition 6 Co.	Delaware
Camelot U.S. Acquisition 7 Co.	Delaware
Camelot U.S. Acquisition LLC	Delaware
Centre for Medicines Research International Limited	United Kingdom
Clarivate Analytics (Belgium) N.V.	Belgium
Clarivate Analytics (Compumark) Inc.	Delaware
Clarivate Analytics (Deutschland) GmbH	Germany
Clarivate Analytics (Japan) Co., Ltd	Japan
Clarivate Analytics (UK) Limited	United Kingdom
Clarivate Analytics (US) LLC	Delaware
Clarivate Analytics Scientific Information Services (Beijing) Company Ltd.	China
Crossbow IP Services LLC	Delaware
Darts-ip Case Law Sprl	Belgium
Darts-ip Sprl	Belgium
Decision Resources Group Asia Ltd	Hong Kong
Decision Resources Group UK Limited	United Kingdom
Decision Resources, Inc.	Delaware
Decision Resources International, Inc.	Massachusetts
Decision Resources Japan K.K.	Japan
DR / Decision Resources, LLC	Delaware
DRG Analytics and Insights Pvt. Ltd	India
DRG Holdco Inc.	Delaware
DRG Singapore Pte Limited	Singapore
Longbow Legal Limited	Hong Kong
Longbow Legal Services Inc.	Delaware
Longbow Legal Services Private Limited	India
MarkMonitor Inc.	Delaware
Millennium Research Group	Canada
Sharp Insight Limited	United Kingdom
Sigmatic Limited	United Kingdom
TRCPL Projects Private Limited	India
Zarabatana Soluceos e Informatica Ltda.	Brazil